Exhibit 99.1

              NOVELIS REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS

     -  Company Resumes Normal Financial Reporting Schedule

     -  Incurs Net Loss of $102 Million Consistent With Previous Guidance

     -  Reduces Debt by $37 Million

    ATLANTA, Nov. 14 /PRNewswire-FirstCall/ -- Novelis Inc. (NYSE: NVL) (TSX: NVL) today reported its financial results for the third quarter ended September 30, 2006, which were in line with the Company's previous full-year financial guidance.

    Novelis incurred a net loss of $102 million for the third quarter of 2006, or $(1.38) per share, on net sales of $2.5 billion, compared with net income of $10 million, or $0.14 per share, on net sales of $2.1 billion for the third quarter of 2005. For the nine months ended September 30, 2006, Novelis incurred a net loss of $170 million, or $(2.30) per share, on net sales of $7.4 billion, compared with net income of $32 million, or $0.43 per share, on net sales of $6.3 billion for the same period of 2005.

    During the third quarter, the Company paid down debt by $37 million, bringing its total debt reduction for the first nine months of 2006 to $184 million, which exceeds its principal payment obligations. Novelis has reduced its debt by $505 million since its spin-off in January 2005. Cash and cash equivalents as of September 30, 2006, were $71 million.

    Total rolled product shipments increased to 737 kilotonnes in the third quarter of 2006 from 725 kilotonnes in the third quarter of 2005. For the nine months ended September 30, 2006, total rolled products shipments increased approximately 3 percent to 2,231 kilotonnes from 2,168 kilotonnes for the corresponding period of 2005.

    The net loss for the third quarter includes an income tax benefit of $52 million while the net loss for the nine months ended September 30, 2006, includes income tax expense of $30 million. Year-to-date income tax expense differs from the benefit at the Canadian statutory rate due primarily to increases in valuation allowances and pre-tax foreign currency gains or losses with no tax effect and the tax effect of foreign currency gains or losses with no pre-tax effect. As previously disclosed, based on its estimated pre-tax loss, the Company expects to record an income tax benefit for the second half of the year. Cash taxes paid during the third quarter and nine months ended September 30, 2006, were $5 million and $24 million, respectively.

    As previously reported, Novelis' earnings in 2006 have been adversely affected by higher metal prices that the Company is unable to pass through to certain customers as a result of metal price ceilings on a portion of the Company's can sheet sales in North America. Year to date, this impact was partially offset by the increase in fair value of certain of the Company's derivative instruments. Additional items adversely affecting earnings include higher energy and transportation costs; the adverse effects of currency exchange rates; and expenses related to the Company's restatement and review process, delayed financial reporting and continued reliance on third-party consultants to support its financial reporting requirements.

    "We believe that the timely filing of our third-quarter financial results illustrates the progress we are making to transform Novelis into a disciplined, shareholder-focused company," said William T. Monahan, Chairman and Interim Chief Executive Officer. "In addition, our operations and market position remain strong, which we expect will enable us to continue to deliver on our commitment to reduce debt."

    The Company reiterated the financial guidance that it provided on its investor conference call on September 29, 2006. The presentation slides from that call are archived on the Novelis website at www.novelis.com.

    In addition, Novelis announced that it has concluded its previously announced exploration of divestment options for its upstream mining, energy and smelting related assets in Brazil. As reported, the Company has sold its interest in Petrocoque S.A. Industria e Comercio, a producer of calcined petroleum coke, and transferred certain hydroelectric development rights. At this time, the Company intends to retain its remaining upstream assets in Brazil.

    The Company also noted that it held its annual meeting of shareholders on October 26, 2006, during which the shareholders elected all nominees proposed at the meeting for election to the Board of Directors, approved the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2006, and approved the Novelis 2006 Incentive Plan.

    Novelis is the global leader in aluminum rolled products and aluminum can recycling. The Company operates in 11 countries and has approximately 12,500 employees. Novelis has the unrivaled capability to provide its customers with a regional supply of technologically sophisticated rolled aluminum products throughout Asia, Europe, North America, and South America. Through its advanced production capabilities, the Company supplies aluminum sheet and foil to the automotive and transportation, beverage and food packaging, construction and industrial, and printing markets. For more information, visit www.novelis.com.

    Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions. Examples of such statements in this news release include, among other matters, references to our guidance for the remainder of 2006 and 2007, our plans to continue to reduce our outstanding indebtedness, our expectation to record an income tax benefit for the second half of the year, and our plans to retain our remaining upstream assets in Brazil. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and that Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: the level of our indebtedness and our ability to generate cash; relationships with, and financial and operating conditions of, our customers and suppliers; changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the effect of metal price ceilings in certain of our sales contracts; our ability to successfully negotiate with our customers to remove or limit metal price ceilings in our contracts; the effectiveness of our metal hedging activities, including our internal used beverage can and smelter hedges; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing for future capital requirements; continuing obligations and other relationships resulting from our spin-off from Alcan; changes in the relative values of various currencies; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, labor relations and negotiations, breakdown of equipment and other events; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions; our ability to improve and maintain effective internal control over financial reporting and disclosure controls and procedures in the future; changes in the fair value of derivative instruments; cyclical demand and pricing within the principal markets for our products as well as seasonality in certain of our customers' industries; changes in government regulations, particularly those affecting taxes, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our principal credit agreements and other financing arrangements; the development of the most efficient tax structure for the Company; and the payment of special interest due to our failure to complete the exchange offer for our Senior Notes. The above list of factors is not exhaustive. Other important risk factors are included under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC and as amended, and may be discussed in subsequent filings with the SEC. Further, the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2005, as amended, are specifically incorporated by reference into this news release.

SOURCE  Novelis Inc.
    -0-                             11/14/2006
    /CONTACT: Media, Charles Belbin, +1-404-814-4260, or charles.belbin@novelis.com, or Investors, Eric Harris, +1-404-814-4304, or eric.harris@novelis.com, both of Novelis Inc./
    /First Call Analyst: /
    /FCMN Contact: charles.belbin@novelis.com /
    /Web site:  http://www.novelis.com /